EXHIBIT 99.1

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

Contact:

Karen Bauer

Communications & Investor Relations Leader

262-293-1562

For Immediate Release

ACTUANT ANNOUNCES NEW CHIEF FINANCIAL OFFICER, BOARD RETIREMENTS AND OTHER ITEMS

MILWAUKEE, November 18, 2016-- Actuant Corporation (NYSE:ATU) announced today that Rick Dillon will join the Company effective December 5, 2016 and become the Executive Vice President and Chief Financial Officer of Actuant effective December 22, 2016. Mr. Dillon is currently Executive Vice President and Chief Financial Officer of Century Aluminum Co. (NASDAQ:CENX).

"We are extremely pleased to have a person of Rick's caliber and talent joining Actuant," said Randy Baker, President and Chief Executive Officer of Actuant. "I worked with him for a number years at Joy Global Inc. and believe his skills and experience will be a real asset as we work together to implement the Company's strategic growth plan."

Andrew Lampereur, the Company’s current Executive Vice President and Chief Financial Officer will remain in his position through the first quarter earnings announcement on December 21, 2016, and thereafter will provide ongoing consulting support.

"Actuant is fortunate to have had a CFO of Andy's ability from its formation in the 2000 spin-off," said Robert Peterson, Actuant’s Chairman of the Board. "Andy’s many accomplishments, most notably building robust financial processes focused on cash flow, are a major reason behind the Company's success. He created a world-class global finance organization, including the founding of a finance management development program, to bring young talent into the Company. He has been a valued asset to the Board and management team, and we sincerely thank Andy for his passion, commitment and efforts on behalf of Actuant."

Dillon's Background

Mr. Dillon has been Executive Vice President and Chief Financial Officer of Century Aluminum Co. since 2014. During his tenure at Joy Global Inc. (2009-2014), Mr. Dillon served as Vice President-Finance Global Surface Mining Group and Vice President-Controller and Chief Accounting Officer. Prior to Joy he served as Vice President-Business Planning and Analysis and Vice President-Controller and Chief Accounting Officer at Newell Brands, and Vice President-Controller and Chief Accounting Officer at Briggs & Stratton Corporation. Mr. Dillon began his career at Arthur Andersen LLP. He received his B.S. in Accounting from Marquette University and an Executive Master of Business Administration from the Kellogg School of Management at Northwestern University.

Board Retirements

The Company also announced today that Robert Arzbaecher and Thomas Fischer will not stand for re-election as directors and will retire from Actuant’s Board of Directors when their current term ends at the next annual shareholders’ meeting on January 17, 2017.

Arzbaecher, retired Chief Executive Officer and Chairman, has been on the Board since Actuant’s founding in 2000 while Fischer joined in 2003. Peterson added, “Both Bob and Tom have added tremendous value to the Board during their tenure. Bob built the organization, strategy and business model from the ground up and his passion and institutional knowledge of the enterprise will be greatly missed. Tom led a robust and effective audit committee, chairing this important function for over a decade. On behalf of the entire Board I want to thank Bob and Tom for their leadership and counsel and wish them well in retirement. As per the Board’s succession planning process, and as an eventual replacement for Tom, Danny Cunningham was elected as a director in March 2016. Danny is a recently retired partner and Chief Risk Officer of Deloitte and Touche and he will become chairman of the audit committee upon Tom’s retirement.”

Other Items

The Company expects to record certain separation and transition charges as well as non-cash stock compensation expense totaling approximately $8 million pre-tax in its first fiscal quarter ended November 30, 2016 which was not included in the Company’s previously announced guidance. The stock compensation expense is associated with accelerated vesting of previously issued equity awards for Messrs. Lampereur and Arzbaecher. The Company will announce its fiscal 2017 first quarter earnings on December 21, 2016.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.